Dykema Gossett PLLC 39577 Woodward Avenue Suite 300 Bloomfield Hills, MI 48304 www.dykema.com Tel: (248) 203-0700 Fax: (248) 203-0763

July 24, 2018	Exhibit 5.1

Diversified Restaurant Holdings, Inc. 27680 Franklin Road Southfield, Michigan 48034

Re:	Diversified Restaurant Holdings, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Diversified Restaurant Holdings, Inc., a Nevada corporation (the “Company”), in connection with your filing of a registration statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on June 6, 2018 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of the offer by the Company of up to $100,000,000 of any combination of securities of the types specified therein . The Registration Statement was declared effective by the Commission on July 5, 2018. Reference is made to our opinion letter dated June 6, 2018 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) to be filed on July 23, 2018 by the Company with the Commission pursuant to Rule 424 under the Securities Act.

The Prospectus Supplement relates to the offering and sale (the “Offering”) (i) by the Company of up to 5,750,000 shares of the Company’s Common Stock, par value $ 0.0001 per share (the “Shares”) covered by the Registration Statement (the “Company Shares”), which includes an over-allotment option granted to the underwriters of the offering to purchase 450,000 additional Shares; and (ii) by the selling stockholder listed in the Prospectus Supplement of 700,000 Shares (the “Selling Stockholder Shares”). The Company Shares and the Selling Stockholder Shares are being sold to the underwriters named in, and pursuant to, an underwriting agreement by and between the Company, the selling stockholder and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on information obtained from officers of the Company and from the selling stockholder.

The opinion set forth below is limited to the Nevada Revised Statutes.

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Diversified Restaurant Holdings, Inc.

July 24, 2018

Based on the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable and (ii) the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the Offering and the reference to our firm under the caption “Legal Matters” in the Registration Statement (including the Prospectus Supplement which is a part thereof). Such consent does not constitute a consent under Section 7 of the Securities Act, because we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

Dykema Gossett PLLC

/s/Dykema Gossett PLLC

California | Illinois | Michigan | Minnesota | Texas | Washington, D.C.